Exhibit 99.1

NEWS RELEASE

MEDIA CONTACT
Robin J. Lampe
Phone: 785.856.9350

INVESTOR CONTACT
Darius G. Nevin
Phone: 785.856.9368

PROTECTION ONE ANNOUNCES FOURTH QUARTER AND ANNUAL 2009

FINANCIAL RESULTS

Operating Income More than Doubles

Adjusted EBITDA Increases 12.6%

Conference call scheduled for 10 a.m. Eastern time today to review results

LAWRENCE, Kan., March 23, 2010 — Protection One, Inc. (Nasdaq:PONE), one of the largest electronic security companies in the United States, today reported financial results for the fourth quarter and year ended December 31, 2009.

Richard Ginsburg, Protection One’s president and chief executive officer, said, “We are very pleased with the Company’s operating and financial improvements during 2009 and our net income of $17.5 million for the year. Despite the challenging economic environment this past year, we continued to invest in developing our commercial capabilities and alternate channels of distribution for our industry-leading eSecure interactive service.  We also achieved greater operational efficiency through continued focus on controlling costs, completed a refinancing of our debt structure and successfully negotiated a tax-related settlement with our former parent. As a result of these accomplishments, we ended the year with a strengthened balance sheet with reduced leverage and an extension of our debt maturities.

“Overall financial performance in fiscal year 2009 was strong, with significant improvements to operating income, which increased to $40.3 million for the year, and the generation of over $105 million in operating cash flow.  As we enter 2010, we believe Protection One is well positioned both operationally and financially to capitalize on improving economic conditions.”

Adjusted EBITDA, Recurring Monthly Revenue (“RMR”), and Net Debt, as described in this release, are all non-GAAP financial measures.  Please see the attached schedules for a more detailed explanation of these non-GAAP measures and a reconciliation to the most directly comparable GAAP financial measures.

Fourth Quarter Results

In the fourth quarter of 2009, consolidated revenue decreased by 3.9% to $90.3 million while cost of revenue decreased 7.2% to $36.9 million in 2009.  As anticipated, Wholesale monitoring revenue, along with the related costs, decreased as a result of this segment’s new arrangement with one of its larger customers.  Retail and Multifamily monitoring and service revenue also declined in the fourth quarter of 2009 compared to the same period in 2008 due to decreases in each segment’s customer base.

The Company’s consolidated monitoring and related services margin improved in the fourth quarter of 2009 to 69.7% compared to 67.6% in the fourth quarter of 2008 as reductions in the costs of monitoring and related services for both the Retail and Wholesale segments were proportionately greater than the decrease in related revenue.  Wholesale’s monitoring and related services gross margin improved to 48.3% in the fourth quarter of 2009 from 44.3% in the same period of 2008 due to efficiencies gained from the integration in early 2009 of its monitoring centers onto a common platform as well as the impact of the new customer arrangement mentioned previously.

Operating income in the fourth quarter of 2009 increased to $11.3 million from $4.4 million in 2008 primarily due to a reduction in general and administrative costs.  Selling expense also decreased due to reduced internal marketing efforts.  Lastly, amortization and depreciation expense decreased due to the impact of the Company’s accelerated amortization method for its intangible assets.

The Company reported net income of $23.0 million or $0.90 per share in the fourth quarter of 2009 compared to net loss of $(7.2) million or $(0.29) per share in the prior year.  Net income in 2009 includes a gain of approximately $23 million recorded in connection with a settlement of a tax-related matter with our former parent, Westar Energy, Inc. (“Westar”) as well as higher operating income.

Full Year Results

Consolidated revenue for the full year of 2009 was $368.1 million, representing a decrease of 1.1% from $372.0 million in 2008.  The decrease is due to a reduction in Retail and Multifamily monitoring and service revenue.  The Company’s monitoring and related services margin increased to 69.2% for the year ended December 31, 2009 from 66.8% in 2008 driven by a 9% reduction in cost of monitoring and related services for the year.

Operating income for the year increased to $40.3 million in 2009 compared to $10.3 million in 2008, resulting from reductions in monitoring and related services expense, as well as selling, general and administrative, and depreciation and amortization expenses, which more than offset the decrease in revenue.

Net income for the year was $17.5 million or $0.69 per share in 2009 compared to a net loss of $(50.5) million or $(2.00) per share in 2008.  The gain on the settlement with Westar and higher operating income contributed to net income in 2009.  In 2008, the Company recorded a $12.8 million loss on retirement of debt in connection with the refinancing of the Company’s senior subordinated notes.

Non-GAAP Results

Adjusted EBITDA

Adjusted EBITDA improved 12.6% to $31.9 million in the fourth quarter of 2009 from $28.3 million in the fourth quarter of 2008 and increased 12.4% to $122.8 million for the year ended December 31, 2009 from $109.3 million in 2008.  Lower customer acquisition costs, monitoring and services costs, and general and administrative expenses more than offset a decline in monitoring and services revenue.

Net Debt

The Company’s total debt and capital leases, excluding debt premiums and discounts, was $447.3 million as of December 31, 2009, $75.3 million lower than the $522.6 million outstanding as of December 31, 2008.  Cash and cash equivalents on hand at December 31, 2009 were $26.1 million compared to $38.9 million one year earlier.  Net Debt, which is the sum of the face value of our debt and capital leases less cash and cash equivalents, decreased $21.3 million in the fourth quarter of 2009 to $421.2 million, and decreased $62.5 million in 2009.

During the fourth quarter of 2009, the Company redeemed its $115.3 million Senior Secured Notes due November 15, 2011 with excess cash on hand and proceeds from increasing its term loan borrowings by $75.0 million.  The Company also made $30.0 million in principal prepayments under its senior credit facility in December 2009.

Recurring Monthly Revenue and Attrition

The Retail reporting unit ended 2009 with RMR of $20.1 million compared to $20.5 million one year earlier.  Annualized net Retail attrition in the fourth quarter of 2009 improved to 9.7% from 10.9% in the fourth quarter of 2008.  Net Retail attrition for the year improved to 10.3% in 2009 from 10.5% in 2008.

The Retail reporting unit added $0.4 million of RMR in the fourth quarter of 2009 compared to $0.5 million in the same quarter a year ago.  Net costs incurred related to Retail RMR additions were $13.0 million in the fourth quarter of 2009 compared to $16.8 million for the same period in 2008.  For the full year of 2009, the Retail reporting unit added $1.8 million of RMR at a net cost of $51.8 million compared to $2.4 million of RMR at a net cost of $69.2 million in 2008.

The Wholesale reporting unit ended 2009 with $3.0 million of RMR compared to $4.0 million one year earlier.  The reduction in 2009 is a result of the transition of $1.1 million of RMR related to the new customer arrangement discussed above.  Exclusive of the new arrangement, Wholesale RMR at the end of 2009 would have increased 3.6%, or $0.1 million, compared to the end of 2008.

The Multifamily reporting unit ended 2009 with $1.9 million of RMR compared to $2.2 million one year earlier.  The decline is a result of Multifamily’s ongoing strategy of enhancing cash flow by focusing on serving and upgrading existing customers rather than on actively pursuing growth from new customers.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10 a.m. EDT to review these results. The call may be accessed by dialing (877) 377-7099 or (631) 291-4577 (inside the United States and Canada) or via a webcast in the Company’s investor relations section at www.ProtectionOne.com.  The reference code associated with the call is 62694438.

A webcast replay will be available shortly after the call at www.ProtectionOne.com.  A telephonic replay of the call also will be available through March 30, 2010. To listen to the telephonic replay, dial (800) 642-1687 or (706) 645-9291 and enter the following passcode: 62694438.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning or their negatives.  Forward-looking statements may describe our future plans, objectives, expectations or goals, including, but not limited to, with respect to our earnings and financial condition, our ability to capitalize on improving economic conditions, RMR additions, attrition, investment in acquiring new customers, debt levels and liquidity. Our actual results may differ materially from those discussed here as a result of numerous factors, including, but not limited to, our substantial debt obligations, our process to explore strategic alternatives, a change in ownership and competition.  See our Annual Report on Form 10-K for the period ended December 31, 2009, which is expected to be filed with the SEC on March 23, 2010, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of “America’s Most Trustworthy Companies” by Forbes.com. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The Company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com.

PROTECTION ONE, INC.

and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in thousands, except per share amounts)	2009	2008	2009	2008
Revenue
Monitoring and related services	$79,353	$84,104	$328,001	$334,125
Installation and other	10,991	9,883	40,051	37,896
Total revenue	90,344	93,987	368,052	372,021

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	24,040	27,215	100,983	110,980
Installation and other	12,874	12,583	49,285	48,750
Total cost of revenue (exclusive of amortization and depreciation shown below)	36,914	39,798	150,268	159,730

Selling	12,355	14,114	50,794	56,247
General and administrative	17,211	21,466	76,609	81,491
Amortization and depreciation	12,567	14,210	50,096	64,275
Total operating expenses	42,133	49,790	177,499	202,013
Operating income	11,297	4,400	40,285	10,278

Other expense (income)
Interest expense	11,540	11,663	45,386	48,539
Interest income	(34)	(42)	(75)	(794)
(Gain) loss on retirement of debt	(1,956)	—	(1,956)	12,788
(Gain) loss on settlement agreement	(22,867)		(22,867)
Other	—	22	—	(54)
Total other expense	(13,317)	11,643	20,488	60,479
income (loss) before income taxes	24,614	(7,243)	19,797	(50,201)

Income tax expense (benefit)	1,649	(13)	2,290	341
Net income (loss)	$22,965	$(7,230)	$17,507	$(50,542)

Other comprehensive income (loss), net of tax
Net change in fair value of derivatives	1,172	(9,643)	3,184	(8,639)
Comprehensive income (loss)	$24,137	$(16,873)	$20,691	$(59,181)

Basic and diluted net income (loss) per common share	$0.90	$(0.29)	$0.69	$(2.00)

Weighted average common shares outstanding	25,333	25,317	25,324	25,310

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information

(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in thousands)	2009	2008	2009	2008
Segment Information

Retail
Revenue
Monitoring and related services	$62,351	$63,840	$251,585	$255,104
Installation and other	10,065	9,653	37,730	36,691
Total revenue	72,416	73,493	289,315	291,795

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	16,885	18,127	67,709	75,154
Installation and other	11,939	11,874	45,955	46,180
Total cost of revenue (exclusive of amortization and depreciation shown below)	28,824	30,001	113,664	121,334

Selling	11,653	13,437	48,187	52,558
General and administrative	14,069	16,140	61,676	62,077
Amortization and depreciation	10,612	11,928	41,943	51,474
Total operating expenses	36,334	41,505	151,806	166,109

Operating income	$7,258	$1,987	$23,845	$4,352
Operating margin	10.0%	2.7%	8.2%	1.5%

Wholesale
Revenue
Monitoring and related services	$10,530	$12,900	$49,021	$48,660
Other	652	171	1,167	817
Total revenue	11,182	13,071	50,188	49,477

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	5,445	7,180	26,169	28,108

Selling	457	453	1,776	2,253
General and administrative	2,007	2,396	9,146	9,685
Amortization and depreciation	1,107	1,303	4,713	7,216
Total operating expenses	3,571	4,152	15,635	19,154

Operating income	$2,166	$1,739	$8,384	$2,215
Operating margin	19.4%	13.3%	16.7%	4.5%

Multifamily
Revenue
Monitoring and related services	$6,473	$7,364	$27,395	$30,361
Installation and other	274	59	1,154	388
Total revenue	6,747	7,423	28,549	30,749

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	1,709	1,908	7,105	7,718
Installation and other	934	710	3,330	2,570
Total cost of revenue (exclusive of amortization and depreciation shown below)	2,643	2,618	10,435	10,288

Selling	245	224	831	1,436
General and administrative	1,136	2,930	5,787	8,804
Amortization and depreciation	848	978	3,440	6,510
Total operating expenses	2,229	4,132	10,058	16,750

Operating income	$1,875	$673	$8,056	$3,711
Operating margin	27.8%	9.1%	28.2%	12.0%

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in thousands)	2009	2008	2009	2008
Supplemental Financial Information

FAS 123(R) Expense in G&A
Retail	$71	$359	$496	$1,448
Wholesale	—	—	—	—
Multifamily	—	—	—	—
FAS 123(R) expense in G&A	71	359	496	1,448

Amortization of Deferred Costs in Excess of Amort. of Deferred Rev.
Retail	$6,569	$7,240	$28,006	$28,556
Wholesale	—	—	—	—
Multifamily	737	677	2,508	2,176
Amortization of deferred costs in excess of amort. of deferred rev.	7,306	7,917	30,514	30,732

Investment in New Accounts and Rental Equipment, Net
Retail	$6,075	$8,357	$23,371	$37,605
Wholesale	—	—	—	—
Multifamily	702	1,002	2,218	4,014
Investment in new accounts and rental equipment, net	6,777	9,359	25,589	41,619

Property Additions, Exclusive of Rental Equipment, Net
Retail	$2,754	$3,659	$5,784	$8,002
Wholesale	779	162	1,399	1,569
Multifamily	—	(193)	—	240
Property additions, exclusive of rental equipment, net	3,533	3,628	7,183	9,811

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in thousands)	2009	2008	2009	2008
Supplemental Financial Information (Non-GAAP)

Recurring Monthly Revenue (RMR)	$25,057	$26,746	$25,057	$26,746

RMR Rollforward - Retail
Beginning RMR	$20,183	$20,551	$20,543	$20,628
RMR additions from direct sales	440	532	1,775	2,316
RMR additions from account purchases	2	15	38	44
RMR losses	(643)	(712)	(2,713)	(2,823)
Price increases and other	125	157	464	378
Ending RMR	$20,107	$20,543	$20,107	$20,543

RMR Rollforward - Wholesale
Beginning RMR	$4,129	$4,038	$3,998	$3,615
Net change in Wholesale RMR	14	(40)	145	373
Price increases and other (1)	(1,112)	—	(1,112)	10
Ending RMR	$3,031	$3,998	$3,031	$3,998

RMR Rollforward - Multifamily
Beginning RMR	$2,015	$2,294	$2,205	$2,463
RMR additions from direct sales	14	12	101	98
RMR losses	(108)	(120)	(396)	(428)
Price increases and other	(2)	19	9	72
Ending RMR	$1,919	$2,205	$1,919	$2,205

RMR Rollforward - Consolidated
Beginning RMR	$26,327	$26,883	$26,746	$26,706
RMR additions from direct sales	454	544	1,876	2,414
RMR additions from account purchases	2	15	38	44
Net change in Wholesale RMR	14	(40)	145	373
RMR losses	(751)	(832)	(3,109)	(3,251)
Price increases and other (1)	(989)	176	(639)	460
Ending RMR	$25,057	$26,746	$25,057	$26,746

(1) Price increases and other for the Wholesale segment in 2009 reflects the RMR impact of the APX Agreement.

	Annualized Three Months		Twelve Months
	Ended December 31,		Ended December 31,
RMR Attrition	2009	2008	2009	2008

RMR Attrition - Gross
Retail	12.8%	13.9%	13.3%	13.7%
Multifamily	21.9%	21.3%	19.2%	18.3%

RMR Attrition - Net (2)
Retail	9.7%	10.9%	10.3%	10.5%

(2) Attrition excluding price decreases and net of new owners and relocation accounts

	December 31,	December 31,
Monitored Sites	2009	2008

Retail Monitored Sites	540,968	574,001

Wholesale Monitored Sites	677,286	991,014

Multifamily Monitored Sites	213,025	240,648

PROTECTION ONE, INC.

and Subsidiaries

Non-GAAP Reconciliations

(unaudited)

Recurring Monthly Revenues (RMR)

RMR is the sum of all the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

A reconciliation of RMR to Protection One, Inc.’s reported total revenue follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in thousands)	2009	2008	2009	2008

RMR at December 31	$25,057	$26,746	$25,057	$26,746
Amounts excluded from RMR:
Amortization of deferred revenue	1,694	1,211	1,694	1,211
Installation and other revenue (a)	3,533	3,303	3,533	3,303
Revenue (GAAP basis)
December	$30,284	$31,260	$30,284	$31,260
October - November	60,060	62,727	—	—
January - November	—	—	337,768	340,761
Total period revenue	$90,344	$93,987	$368,052	$372,021

(a) Revenue that is not pursuant to periodic contractual billings

The Company believes the presentation of RMR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from customer fees produced by a monitored security alarm company such as Protection One, Inc. Management monitors RMR, among other things, to evaluate the Company’s ongoing performance.

Adjusted EBITDA

A reconciliation of Adjusted EBITDA to Protection One, Inc.’s reported income (loss) before income taxes follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in thousands)	2009	2008	2009	2008

Income (loss) before income taxes	$24,614	$(7,243)	$19,797	$(50,201)
Plus:
Interest expense, net	11,506	11,621	45,311	47,745
Amortization and depreciation expense	12,567	14,210	50,096	64,275
Amortization of deferred costs in excess of amort. of deferred revenue	7,306	7,917	30,514	30,732
Stock based compensation expense	71	359	496	1,448
Other costs	641	970	1,441	1,655
(Gain) loss on retirement of debt	(1,956)	—	(1,956)	12,788
Loss on impairment of trade name	—	450	—	925
(Gain) on settlement agreement	(22,867)	—	(22,867)	—
Less:
Other income	—	22	—	(54)

Adjusted EBITDA	$31,882	$28,306	$122,832	$109,313

Adjusted EBITDA is used by management and reviewed by the Board of Directors in evaluating segment performance and determining how to allocate resources across segments for investments in customer acquisition activities, capital expenditures and spending in general. The Company believes it is also utilized by the investor community which follows the security monitoring industry. Adjusted EBITDA is useful because it allows investors and management to evaluate and compare operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Specifically, Adjusted EBITDA allows the chief operating decision maker to evaluate segment results of operations, including operating performance of monitoring and service activities, effects of investments in creating new customer relationships, and sales and installation of security systems, without the effects of non-cash amortization and depreciation. This information should not be considered an alternative to any measure of performance as promulgated under GAAP, such as income (loss) before income taxes or cash flow from operations. Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. See the table above for the reconciliation of Adjusted EBITDA to consolidated income (loss) before income taxes. The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

Net Debt Reconciliation

	December 31,	December 31,
(in thousands)	2009	2008

New and Extending Term Loans, maturing March 31, 2014, variable	$277,305	$—
Non-Extending Term Loans, maturing March 31, 2012, variable	56,359	291,750
Senior Secured Notes, maturing November 15, 2011, fixed	—	115,345
Unsecured Term Loan, maturing March 14, 2013, variable	110,340	110,340
Capital leases	3,285	5,140
	$447,289	$522,575

Less cash and cash equivalents	(26,068)	(38,883)
Net Debt	$421,221	$483,692

Net Debt is utilized by management as a measure of the Company’s financial leverage and the Company believes that investors also may find Net Debt to be helpful in evaluating the Company’s financial leverage. This supplemental non-GAAP information should be viewed in conjunction with the Company’s consolidated balance sheets in the Company’s report on Form 10-K for the period ended December 31, 2009. While not included in Net Debt, the Company also had notes receivable due from its Wholesale dealers of approximately $2.9 million and $4.2 million as of December 31, 2009 and 2008, respectively.